Filed pursuant to Rule 424(b)(3)
Registration No. 333-205665
PROSPECTUS

NII HOLDINGS, INC.
49,035,716 Shares
Common Stock

This prospectus relates to up to 49,035,716 shares of our common stock which may be offered for sale by the selling stockholders named in this prospectus or in a supplement hereto. The selling stockholders acquired all of the shares of common stock offered by this prospectus in a distribution pursuant to Section 1145 under the U.S. Bankruptcy Code in connection with our plan of reorganization that became effective on June 26, 2015. We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted pursuant to a registration rights agreement.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholders. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters, broker dealers or agents. The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. Please read “Plan of Distribution.”

Our common stock is traded on the NASDAQ Global Select Market under the symbol “NIHD.” On May 6, 2016, the last reported sales price of our common stock on the NASDAQ Global Select Market was $4.70.

Investing in our common stock involves risks. See “Risk Factors” beginning on Page 4 of this prospectus for some risks regarding an investment in our common stock.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We and the selling stockholders are not making an offer of these securities in any state where the offer is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We have not registered the shares of common stock that may be sold by the selling stockholders under the securities laws of any state. Selling stockholders, and any brokers or dealers, effecting transactions in the shares should confirm that the shares have been registered under the securities laws of the state in which sales of the shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

The date of this prospectus is May 10, 2016.

ABOUT THIS PROSPECTUS	i
FORWARD-LOOKING STATEMENTS	ii
WHERE YOU CAN FIND ADDITIONAL INFORMATION	iii
INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS	iv
PROSPECTUS SUMMARY	1
RISK FACTORS	4
USE OF PROCEEDS	17
DETERMINATION OF OFFERING PRICE	18
MARKET FOR OUR COMMON STOCK	19
PRINCIPAL AND SELLING STOCKHOLDERS	20
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	23
DESCRIPTION OF CAPITAL STOCK	24
SHARES ELIGIBLE FOR FUTURE SALE	28
PLAN OF DISTRIBUTION	29
EXPERTS	31
LEGAL MATTERS	32
You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference in this prospectus is correct as of any time after its date. Information contained on our website, or any other website operated by us, is not part of this prospectus.

For investors outside the United States: we have not, and the selling stockholders have not, taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the shares of common stock and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS

On September 15, 2014, NII Holdings, Inc. (the “Company”) and eight of its U.S. and Luxembourg-domiciled subsidiaries, including NII Capital Corp. and NII International Telecom S.C.A (the “Initial Debtors”), filed voluntary petitions seeking relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). In addition, subsequent to September 15, 2014, five additional subsidiaries of the Company (except for Nextel International (Uruguay), LLC, together with the Initial Debtors, the “Debtors”) filed voluntary petitions seeking relief under Chapter 11 of Title 11 of the Bankruptcy Code in the Bankruptcy Court.

These cases were jointly administered under the caption In re NII Holdings, Inc., et al. (Case No. 14-12611).

On April 20, 2015, the Bankruptcy Court entered the Order: (i) Approving Disclosure Statement, (ii) Approving the Form and Manner of Service of Disclosure Statement Notice, (iii) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject Plan of Reorganization, and (iv) Approving Related Notice and Rights Offering Procedures, which authorized the Debtors to solicit creditors’ votes on the First Amended Joint Plan of Reorganization Proposed by the Plan Debtors and the Official Committee of Unsecured Creditors dated April 20, 2015 (as amended, the “Plan of Reorganization”).

On June 19, 2015, the Bankruptcy Court entered the Findings of Fact, Conclusions of Law and Order Confirming Pursuant to Section 1129(a) and (b) of the Bankruptcy Code the First Amended Joint Plan of Reorganization Proposed by the Debtors and Debtors in Possession and the Official Committee of Unsecured Creditors (the “Confirmation Order”), which approved and confirmed the Plan of Reorganization, as modified by the Confirmation Order. Copies of the Confirmation Order and the Plan of Reorganization were included as exhibits to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 22, 2015.

On June 26, 2015 (the “Emergence Date”), the Company satisfied the conditions to effectiveness set forth in the Confirmation Order and in the Plan of Reorganization. As a result, the Plan of Reorganization became effective in accordance with its terms, and the Company and the other Debtors emerged from the Chapter 11 proceedings.

For more information on the events that occurred and the common stock that was issued upon our emergence from Bankruptcy, see our current report on Form 8-K that was filed with the SEC on June 30, 2015.

In accordance with the requirements of reorganization accounting, NII Holdings adopted the provisions of fresh start accounting as of June 30, 2015 and became a new entity for financial reporting purposes. References to the "Successor Company" relate to NII Holdings on or subsequent to June 30, 2015. References to the "Predecessor Company" relate to NII Holdings prior to June 30, 2015. For purposes of comparison to the year ended December 31, 2014, we combined the results of operations for the six months ended December 31, 2015 with the results of operations for the six months ended June 30, 2015. However, as a result of the application of fresh start accounting and other events related to our reorganization under Chapter 11, the Successor Company's financial results for the six months ended December 31, 2015 are prepared under a new basis of accounting and are not directly comparable to the Predecessor Company's financial results for the six months ended June 30, 2015. For the same reasons, our results of operations for the combined twelve-month period ended December 31, 2015 are not fully comparable to our results of operations for the year ended December 31, 2014.

i

FORWARD-LOOKING STATEMENTS

This prospectus may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements regarding expectations, including forecasts regarding operating results, performance assumptions and estimates relating to capital requirements, as well as other statements that are not historical facts, are forward-looking statements. These forward-looking statements are generally identified by such words or phrases as “we expect,” “we believe,” “would be,” “will allow,” “expects to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions. These forward-looking statements involve risk and uncertainty, and a variety of facts could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law.

While we provide forward-looking statements to assist in the understanding of our anticipated future financial performance, we caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date that we make them. Forward-looking statements are based on current expectations and assumptions that are subject to significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Except as otherwise required by law, we undertake no obligation to publicly release any updates to forward-looking statements to reflect events after the date of this prospectus, including unforeseen events.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on our operations and results of our business include, but are not limited to:

•	our ability to attract and retain customers;

•	our ability to satisfy the requirements of our debt obligations;

•	our ability to access sufficient debt or equity capital to meet any future operating and financial needs;

•	our ability to meet established operating goals and generate cash flow;

•	the availability of other funding sources, including proceeds from the sales of Nextel Argentina, Nextel Mexico and Nextel Peru held in escrow and proceeds derived from other asset sales;

•	general economic conditions in Brazil and in the market segments that we are targeting for our services;

•	the political and social conditions in Brazil, including political instability, which may affect Brazil's economy and the regulatory scheme there;

•	the impact of foreign currency exchange rate volatility in the local currency in Brazil when compared to the U.S. dollar and the impact of related currency depreciation in Brazil;

•
our having reasonable access to and the successful performance of the technology being deployed in our service areas, and improvements thereon, including technology deployed in connection with the introduction of digital two-way mobile data or internet connectivity services in our markets;

•	the availability of adequate quantities of system infrastructure and subscriber equipment and components at reasonable pricing to meet our service deployment and marketing plans and customer demand;

•
risks related to the operation and expansion of our WCDMA network in Brazil, including the potential need for additional funding to support enhanced coverage and capacity, and the risk that new services supported by the WCDMA network will not attract enough subscribers to support the related costs of deploying or operating the network;

•
our ability to successfully scale our billing, collection, customer care and similar back-office operations to keep pace with customer growth as necessary, increased system usage rates and growth or to successfully deploy new systems that support those functions;

•
future legislation or regulatory actions relating to our services, other wireless communications services or telecommunications generally and the costs and/or potential customer impacts of compliance with regulatory mandates;

•	the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability to our network business;

•
the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular services and personal communications services;

•	market acceptance of our new service offerings;

•	our ability to successfully manage and support our legacy iDEN network in Brazil;

•	equipment failure, natural disasters, terrorist acts or other breaches of network or information technology security; and

•	other risks and uncertainties described in this prospectus and in our annual report on Form 10-K.

For further information on other factors that could affect us, please see “Risk Factors” contained herein.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register with the SEC our common stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us and our common stock, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We will file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements or other information that we file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the Public Reference Room maintained by the SEC, located at 100 F Street NE, Washington D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room, including information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of those documents that have been “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the SEC’s rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2015 (the “Form 10-K”);

•	the portions of our definitive proxy statement for our 2016 annual meeting of shareholders, filed with the SEC on April 27, 2016, that have been incorporated by reference into the Form 10-K;

•	Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2015 (the “Form 10-K/A”); and

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2016.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified and superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and exhibits incorporated in and amendments to those reports, are available free of charge on our website (www.nii.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings (including exhibits incorporated therein) and any other reports or documents incorporated herein by reference at no cost by writing or telephoning us at the following address or telephone number:

NII Holdings, Inc.
1875 Explorer Street, Suite 800
Reston, Virginia 20190
(703) 390-5100

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the documents incorporated by reference which are described under “Incorporation by Reference of Certain Documents” and “Where you Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors.” In this prospectus, unless the context requires otherwise, references to the “Company,” “we,” “our” or “us” refer to NII Holdings, Inc. and its consolidated subsidiaries, including for the period prior to our emergence from bankruptcy.

Except as otherwise indicated, all amounts are expressed in United States, or U.S., dollars and references to “dollars” and “$” are to U.S. dollars. All historical financial statements contained in this report are prepared in accordance with accounting principles generally accepted in the U.S.

Our Business

We were originally organized in 1995 as a holding company for the operations of Nextel Communications, Inc. in select international markets. The corporation that is currently known as NII Holdings, Inc., the common stock of which is being registered under the registration statement of which this prospectus is a part, was incorporated in Delaware in 2000 as Nextel International, Inc. In December 2001, we changed our name from Nextel International, Inc. to NII Holdings, Inc.

We emerged from bankruptcy on June 26, 2015. On April 30, 2015, we completed the sale of our operations in Mexico to New Cingular Wireless, Inc., or New Cingular Wireless, an indirect subsidiary of AT&T, Inc., or AT&T. In addition, on September 11, 2015, two of our indirect subsidiaries entered into a binding agreement with Grupo Clarin S.A., or Grupo Clarin, relating to the sale of all of the outstanding equity interest of Nextel Argentina, which was completed on January 27, 2016. Following the sales of our operations in Mexico and Argentina, we now operate only in Brazil.

We provide wireless communication services under the NextelTM brand in Brazil with our principal operations located in major urban and suburban centers with high population densities and related transportation corridors of that country where we believe there is a concentration of Brazil’s business users and economic activity, including primarily Rio de Janeiro and São Paulo.

In the second half of 2013, Nextel Brazil commercially launched services on its wideband code division multiple access, or WCDMA, network in São Paulo, Rio de Janeiro and surrounding areas and extended those services to other areas in Brazil by expanding the coverage of its network and utilizing roaming services and network sharing arrangements pursuant to agreements that it reached with another network operator in Brazil. Nextel Brazil currently offers services supported by its WCDMA network in approximately 260 cities in Brazil. Our WCDMA network enables us to offer a wide range of products and services supported by that technology, including data services provided at substantially higher speeds than can be delivered on our legacy integrated digital enhanced network, or iDEN.

Prior to the deployment of our WCDMA network, our services were primarily targeted to meet the needs of business customers. With the deployment of our WCDMA network in Brazil, our target market has shifted to individual consumers who use our services to meet both professional and personal needs. Our target subscribers generally exhibit above average usage, revenue and loyalty characteristics. We believe our target market is attracted to the services and pricing plans we offer, as well as the quality of and data speeds provided by our WCDMA network.

We also offer long-term evolution, or LTE, services in Rio de Janeiro and continue to provide services on our legacy iDEN network throughout various regions in Brazil. Our transition to standards-based technologies such as WCDMA also gives us more flexibility to offer customers the option of purchasing services by acquiring the subscriber identity module, or SIM, cards from us separately, and by providing the customer with the option to use the SIM cards in one or more devices that they acquire from us or from other sources.

As of December 31, 2015, Nextel Brazil had about 4.342 million total subscriber units in commercial service, which we estimate to be about 2% of the total mobile handsets and other devices in commercial service in Brazil.

Our Corporate Information

Our principal executive offices are located at 1875 Explorer Street, Suite 800, Reston, Virginia 20190. Our telephone number is (703) 390-5100, and our website address is www.nii.com. The information posted on our website is not incorporated into this prospectus and is not part of this prospectus.

The Offering

Issuer	NII Holdings, Inc.
Common stock to be offered by the selling stockholders	49,035,716 shares of common stock
Common stock to be outstanding immediately after this offering	100,896,091
Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.
Risk factors
Investing in our common stock involves substantial risk. For a discussion of risks relating to us, our business and an investment in our common stock, see the section titled “Risk Factors” on Page 4 of this prospectus and all other information set forth in this prospectus before investing in our common stock.

Listing	Our common stock is traded on the NASDAQ Global Select Market under the symbol “NIHD.”

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2015. The risks described in any document incorporated by reference are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Risks Relating to Our Business and Results

1.
Our recent results of operations make it unlikely that we will satisfy the applicable financial covenant included in some of our existing debt obligations, which creates uncertainty regarding our ability to continue as a going concern.

Over the course of the last several years, our results of operations, including our operating revenues and operating cash flows, have been negatively affected by a number of factors, including significant deterioration in economic conditions in Brazil, increased competitive pressure, the overall depreciation of the value of the Brazilian real relative to the U.S. dollar and the impact of previous delays in the deployment and launch of services on our WCDMA network in Brazil. These and other factors resulted in a reduction in our subscriber growth and revenues at a time when our costs reflected the operation of both of our networks and had a significant negative impact on our results and our ability to grow our revenue base to a level sufficient to reach the scale required to generate positive operating income.

We believe that the wireless communications industry in Brazil has been and will continue to be characterized by intense competition on the basis of price; the types of services offered; variety, features and pricing of handsets; speed of data access; and quality of service. In recent years, the prices we have been able to charge for services in Brazil have declined as a result of intensified price competition, including the introduction by our competitors of aggressive pricing promotions, such as plans that allow shared minutes between groups of callers. During the second half of 2015, our competitors in Brazil began introducing even more aggressive pricing plans that provided more services for lower rates than some of the plans we offer, which together with the impact of deteriorating economic conditions, reduced the number of new subscribers we added to our network in the fourth quarter of 2015. This increased competition may continue to affect our ability to attract and retain subscribers in the future.

We have an obligation to meet a net debt financial covenant in Nextel Brazil's local bank loans that will apply semiannually beginning on June 30, 2016. We have made a number of changes within our senior management team and modified our business plan to reflect our available cash resources and the impact of the current and expected economic and competitive conditions in Brazil on both our subscriber growth and revenues, and to align our costs with this revised outlook, but based on our current business plan, we believe that it is unlikely that we will satisfy the applicable financial covenant included in both of Nextel Brazil's local bank loan agreements at the June 30, 2016 measurement date. If we are unable to develop or implement changes to our business that allow us to meet this covenant, we will need to refinance or negotiate amendments to these financing arrangements or secure waivers from the lenders in order to avoid a potential default under the loan agreements. If a default occurs, the lenders could require us to repay the amounts outstanding under these arrangements, and if they were to do so, the lender of Nextel Brazil's equipment financing facility could accelerate the amount outstanding under that obligation as well. See Note 7 to our consolidated financial statements for more information.

2.	Our independent registered public accounting firm has indicated that our financial condition raises substantial doubt about our ability to continue as a going concern.

Because it is unlikely that we will satisfy the applicable financial covenant included in both of Nextel Brazil's local bank loans and because of the cross-default provisions included in Nextel Brazil's equipment financing facility, our independent registered public accounting firm has included a statement with respect to our ability to continue as a going concern in its report on our consolidated financial statements for the year ended December 31, 2015. See "1. Our recent results of operations make it unlikely that we will be able to satisfy the applicable financial covenant included in some of our existing debt obligations, which creates uncertainty regarding our ability to continue as a going concern." However, our financial statements have been prepared assuming we will continue to operate as a going concern and contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The reaction of investors and others to the inclusion of a going concern statement by our auditors, our results of operations and questions regarding our potential inability to continue as a going concern may cause others to choose not to conduct business with us due to concerns about our ability to meet our contractual obligations and may materially adversely affect our share price and our ability to continue to execute our business plans, raise new capital and/or make our scheduled debt payments on a timely basis or at all.

3.
Because our free cash flow was negative, and is expected to continue to be negative, we will likely need to meet our obligations and fund our working capital with cash on hand and through the recovery of amounts held in escrow and used to secure performance bonds.

Our free cash flow was negative in 2015, and based on our current plans, we expect our free cash flow to remain negative through at least 2016. Our current plans are based on a number of key assumptions relating to, among other things, our ability to manage our capital and operating expenses and to attract and retain customers. If any of our assumptions are not borne out or are otherwise not correct, our free cash flow could continue to be negative for an extended period of time. There can be no assurance that we will succeed in executing on our plans or that we will generate positive free cash flow in the future.

Our current sources of funding are our cash and investments on hand; the ultimate amount recovered from cash currently held in escrow to secure our indemnification obligations in connection with the sales of Nextel Argentina, Nextel Mexico and Nextel Peru; the return of cash pledged as collateral to secure certain performance bonds relating to our obligations to deploy our spectrum in Brazil; and funds generated from our operations. As of December 31, 2015, assuming the availability of these funding sources, and if we are successful in making the necessary changes to our business that are factored into our revised business plan, we expect to have sufficient liquidity to continue to fund our business for about two years.

If we do not meet the results in our revised business plan, or if anticipated funding sources are not available to us, including the release of cash held in escrow, it is likely that we would need to obtain additional funding in the next twelve to eighteen months or sooner. We believe that the uncertainties relating to our business, together with the restrictions in our current financing arrangements and general conditions in the financial and credit markets, may make it challenging for us to obtain additional funding. In addition, the cost of any additional funding that we may require, if available, could be both significant and higher than the cost of our existing financing arrangements. Our inability to obtain suitable financing if and when it is required for these or other reasons could, among other things, have a material adverse impact on our results of operations and liquidity.

4.	If we are not able to compete effectively in the highly competitive wireless communications industry, our future growth and operating results will suffer.

Our business involves selling wireless communications services to subscribers, and as a result, our economic success is based on our ability to attract new subscribers and retain current subscribers. Our success will depend on Nextel Brazil's ability to compete effectively with other telecommunications services providers, including other wireless telecommunications companies, internet and cable service providers and providers of fixed wireline services, in Brazil. Our ability to compete successfully will depend on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry in Brazil, including the availability of new services, features and technologies; changes in consumer preferences, demographic trends and economic conditions; our ability to fund our operations; and our competitors' pricing strategies.

a.
The wireless industry in Brazil is highly competitive, making it difficult for us to attract and retain customers. If we are unable to attract and retain customers, our financial performance will be impaired.

Competition among telecommunications service providers in Brazil is intense as multiple carriers seek to attract and retain customers. Some of the factors contributing to this competitive environment include the current economic environment in Brazil; a higher relative penetration of wireless services compared to historic levels, which drives more aggressive competition as competitors seek to attract and retain customers that support the growth of their businesses in a more saturated market; the development and availability of new products and services, including services supported by new technologies; and the entry of new competitors. We also expect the current trend of alliances, cost-sharing arrangements and consolidation in the wireless and communications industries to continue as companies respond to the need for cost reduction and additional spectrum. This trend may result in the creation of larger and more efficient competitors with greater financial, technical, promotional and other resources to compete with our businesses. In addition, as we continue to pursue our plans to expand our marketing and sales focus on consumers, we will be increasingly seeking to attract customers in segments that have historically been predominantly served by our competitors, many of which are larger companies with more extensive networks, financial resources and benefits of scale that allow them to spend more money on marketing and advertising than us and to exploit scale advantages that allow them to offer products and services at a lower cost.

In order to obtain a competitive advantage, our competitors have, among other things:

•provided discounted or free airtime or other services;

•provided increased handset subsidies;

•offered higher commissions to distributors;

•offered a broader range of handsets and, in some cases, offered those handsets through exclusivity periods;

•expanded their networks to provide more extensive network coverage;

•developed and deployed networks that use new technologies and support new or improved services;

•offered incentives to larger customers to switch service providers, including reimbursement of cancellation fees; and

•offered bundled telecommunications services that include local, long distance and data services.

In addition, number portability requirements, which enable customers to switch wireless providers without changing their wireless numbers, have been implemented in Brazil, making it easier for wireless providers to effectively target and attract their competitors' customers.

The increasingly competitive environment in Brazil and competitive strategies of our competitors, including recent price competition, will put pressure on the prices we can charge for our services and for handsets and other devices that we sell in connection with our service offerings. These developments and actions by our competitors could continue to negatively impact our ARPU, our operating results and our ability to attract and retain customers. If we are unable to respond to competition and compensate for declining prices by adding new customers, increasing usage and offering new services, our revenues and profitability could continue to decline.

b.
Competition and technological changes in the market for wireless services, including competition driven by our competitors' deployment of long-term evolution or other advanced technologies, could negatively affect our average revenue per subscriber, customer turnover, operating costs and our ability to attract new subscribers, resulting in adverse effects on our revenues, future cash flows, growth and profitability. If we do not keep pace with rapid technological changes or if we fail to offer new services in a manner that delivers a quality customer experience, we may not be able to attract and retain customers.

The wireless telecommunications industry is experiencing significant technological change. Spending by our competitors on new wireless services and network improvements could enable them to obtain a competitive advantage with new technologies or enhancements that we do not offer. Rapid change in technology may lead to the development of wireless communications technologies that support products or services that consumers prefer over the products or services that we offer. If we are unable to keep pace with future advances in competing technologies on a timely basis, or at an acceptable cost, we may not be able to compete effectively and could lose subscribers to our competitors.

While we have deployed and are offering services on our WCDMA network in Brazil and are continuing to expand and supplement that network, including by offering services utilizing LTE technologies in Rio de Janeiro, those services have yet to achieve wide acceptance, and our competitors in Brazil have launched new or upgraded networks that use WCDMA and/or LTE technology and offer services that use high speed data transmission capabilities, including internet access and video telephony. These and other future technological advancements may enable competitors to offer features or services we cannot provide or exceed the quality of services we offer, thereby making our services less competitive. In addition, we may not be able to accurately predict technological trends or the success of new services in the market. If our services fail to gain acceptance in the marketplace in the near term, or if costs associated with implementation and completion of the introduction of these services materially increase, our ability to retain and attract customers could continue to be adversely affected. In particular, our push-to-talk services on our WCDMA network may not meet the continually changing demands of our customers and may no longer serve to differentiate our services in the future.

In Brazil, our current 800 MHz spectrum holdings are largely contiguous, making it possible to use that spectrum to support future technologies, if certain technical, operational and regulatory requirements are met, including, for example, the availability of compatible network and subscriber equipment. Although our spectrum holdings in Brazil are contiguous, they are not located in the same portion of the 800 MHz spectrum band that is currently being used to support LTE network deployments elsewhere in the world including in the United States. Accordingly, it may be necessary to seek regulatory changes and to reconfigure the spectrum band and our spectrum holdings for them to be used to efficiently support LTE technologies.

c.	Most of our competitors are financially stronger than we are, which limits our ability to compete based on price.

Because of their size, scale and resources, our competitors may be able to offer services to subscribers at prices that are below the prices that we can offer for comparable services. Many of our competitors are well-established companies that have:

•substantially greater financial and marketing resources;

•larger customer bases;

•larger spectrum positions;

•higher profitability and positive free cash flow;

•more access to funding, lower leverage and lower cost of financing; and

•larger service coverage areas than those of our operating companies.

If we cannot compete effectively based on the price of our service offerings and related cost structure, our results of operations may be adversely affected.

d.	Our coverage is not as extensive as those of other wireless service providers, which may limit our ability to attract and retain subscribers.

We have deployed and will continue to expand and enhance our WCDMA network in Brazil, but our current network there does not offer nationwide coverage nor does it provide the coverage available on some of our competitors' networks. We have entered into a roaming agreement relating to our WCDMA services in Brazil that allows our customers to use roaming services in a broader area in Brazil. In addition, we have roaming agreements supporting our WCDMA services outside of Brazil. We are not able to supplement our iDEN network coverage using roaming arrangements because the uniqueness of our iDEN technology limits our potential roaming partners for subscribers solely on iDEN networks.

The implementation of the roaming services that support our WCDMA services are subject to risks. There is no guarantee we will be able to effectively implement or maintain these agreements to provide roaming service in areas where we do not have network coverage or that the terms of those agreements will allow us to utilize roaming services to economically extend our coverage areas. Utilization of these roaming arrangements requires our customers to rely on networks that are owned and operated by third parties and, in the case of in-market roaming, by one of our competitors. We are unable to ensure the availability of services or data speeds on these networks, and in most cases, push-to-talk service, which historically has been one of our key differentiators, will not be available or will not have the same level of performance when our subscribers are roaming, which could negatively affect the service experience of our customers and ultimately make it more difficult to retain these subscribers.

We will not be able to utilize roaming arrangements to extend the coverage of our iDEN network and may not be able to economically extend the coverage of our WCDMA network using our existing or future roaming arrangements, making it difficult for us to provide geographic coverage for our services that is sufficient to attract and retain certain subscribers and compete effectively with competitors that operate mobile networks with more extensive service areas.

e.	We are dependent on our competitors for support services that are critical to our operations.

We rely on our competitors for certain support services that are critical to our operations. For example, the services that we provide on our WCDMA network require significantly greater data capacity than our iDEN network, and this higher capacity demand has made it necessary for us to obtain wireline or other connecting circuits between elements of our network such as switches and transmitter and receiver sites that are capable of transporting a significantly higher volume of data traffic. In some instances, the availability of those higher capacity circuits is limited, and in many cases, our access to those circuits is controlled by entities that are affiliated with our competitors. Similarly, we have entered into roaming arrangements with one of our competitors that allow us to expand the coverage of our WCDMA network in Brazil by allowing our subscribers to roam on that competitor's network in areas outside our coverage area. As a result, we are dependent on entities that are or are affiliated with our competitors to provide us with the data transport services needed to support our networks and services and roaming services that enhance our coverage area. Our ability to offer services and our results of operations could be adversely affected if those entities were to allocate limited transport or network capacity to other customers including their wireless affiliates or otherwise make it more difficult for us to obtain the necessary transport and roaming capacity to support our networks and services.

f.	If there is a substantial increase in our customer turnover rate, our business could be negatively affected.

In recent years, we have experienced higher customer turnover rates compared to earlier periods, which resulted primarily from the combined impact of weaker economic conditions and a more competitive sales environment in Brazil. In particular, there has recently been a significant increase in our customer turnover rate for subscribers to services on our iDEN network as customers increasingly prefer services that are supported by high speed data capabilities including services on smartphones.

In addition, we have broadened our target market to include customers that have typically demonstrated a willingness to change service providers more frequently and have increased our usage of post and prepaid hybrid payment terms as part of our service plans in order to attract more price sensitive customers, both of which had an adverse impact on our consolidated customer turnover rate. These and other changes in our marketing strategies and the types of customers we target have recently had a negative impact on our consolidated customer turnover rate and could continue to have that impact in the future. Subscriber losses adversely affect our business and results of operations because these losses result in lost revenues and cash flow, drive higher bad debt expenses and require us to attract replacement customers and incur the related sales commissions and other costs. Although attracting new subscribers and retaining existing subscribers are both important to the financial viability of our business, there is an added focus on retaining existing subscribers because the average cost of acquiring a new subscriber is much higher. Accordingly, increased levels of subscriber deactivations have had and could continue to have a negative impact on our results, even if we are able to attract new subscribers at a rate sufficient to offset those deactivations. If we experience further increases in our customer turnover rate, or if the higher customer turnover rates we are currently experiencing do not decline, our results of operations could be adversely affected.

g.	If our networks do not perform in a manner that meets subscriber expectations, we will be unable to attract and retain customers.

Customer acceptance of the services we offer on our networks is and will continue to be affected by technology-based differences and by the operational performance and reliability of these networks. We may have difficulty attracting and retaining customers if: we are unable to satisfactorily address and resolve performance or other transmission quality issues as they arise; these issues limit our ability to deploy or expand our network capacity as currently planned; or these issues place us at a competitive disadvantage to other wireless providers.

h.
Customer concerns about our financial condition, ability to continue as a going concern and ability to implement our business plan, including our network development and deployment efforts, may have an additional adverse effect on our ability to attract and retain customers.

We believe that our customers may take our medium- to long-term operating and financial outlook, particularly to the extent that it is perceived to impact our network deployment and development, into account when deciding whether to continue or begin service with us. Recently, our results of operations, including our operating revenues and operating cash flows, have been negatively affected by a number of factors including competitive pressure in Brazil, the overall depreciation of the Brazilian real relative to the U.S. dollar, the impact of previous delays in the deployment and launch of services on our WCDMA network and significant deterioration in economic conditions in Brazil. If customers or potential customers who are aware of our recent results of operations, or of current and future adjustments to our business in response to those results, become concerned that we will be unable to continue to provide service to them at a quality level that meets their needs, customer deactivations could increase and new subscribers could decrease. We assume that customers will find our services attractive and that we will be able to increase our subscriber base. However, given the factors that have negatively affected our business and the difficulties associated with predicting our ability to overcome these factors, there can be no assurance that these assumptions will prove to be correct. Increases in customer deactivations and decreases in new subscribers would adversely affect our revenues and our ability to generate the cash needed to fund our business and meet our other obligations.

5.	We operate exclusively in Brazil, and our assets, subscribers and cash flows are concentrated in Brazil, which presents risks to our operating plans.

As a holding company with operations solely in Brazil, our growth and operating results are dependent on the strength and stability of the economic, political and regulatory environments in that country. Changes in the economic, political and regulatory environment or foreign currency exchange rates in Brazil will have a more significant impact on our operating results than has been the case historically when we held operations in multiple Latin American markets. As a result, our business and operations will be subject to a higher degree of risk and volatility due to the impact of the risks described below.

a.	A decline in the foreign exchange rate of the Brazilian real may adversely affect our growth and our operating results.

Historically, the value of the Brazilian real relative to the U.S. dollar has been volatile. Recent weakness in the economy in Brazil has led to increased volatility in the real compared to the U.S. dollar. Nearly all of our revenues are earned in Brazilian reais, but we report our results in U.S. dollars. As a result, fluctuations in foreign currency exchange rates have had and can have a significant impact on our reported results that may not reflect the operating trends in our business. In addition, all of our outstanding debt is owed by Nextel Brazil, and 52% of our total debt outstanding is denominated in U.S. dollars. A decline in the value of the Brazilian real makes it more costly for us to service our U.S. dollar-denominated debt obligations and affects our operating results because we generate nearly all of our revenues in Brazilian reais, but we pay for some of our operating expenses and capital expenditures in U.S. dollars. Further, because we report our results of operations in U.S. dollars, a decline in the value of the Brazilian real relative to the U.S. dollar result in reductions in our reported revenues, as well as a reduction in the carrying value of our assets, including the value of cash investments held in Brazilian reais. Depreciation of the Brazilian real also results in increased costs to us for imported equipment. Historically, we have entered into some limited hedging arrangements to mitigate short-term volatility in foreign exchange rates, but have not hedged against long-term movements in foreign exchange rates because the alternatives currently available for hedging against those movements are limited and costly. As a result, if the value of the Brazilian real continues to depreciate relative to the U.S. dollar, we would expect our reported operating results in future periods, and the value of our assets held in Brazilian reais, to be adversely affected.

b.
We face economic and political risks operating in Brazil, which may limit our ability to implement our strategy and could negatively impact our financial flexibility, including our ability to repatriate and redeploy profits, and may disrupt our operations or hurt our performance.

Our operations depend on the economy in Brazil, which is considered to be an emerging market and has historically been subject to volatile economic cycles. More recently, the economy in Brazil has experienced significant and rapid fluctuation in terms of commodity prices, local consumer prices, employment levels, gross domestic product, interest rates and inflation rates. These economic conditions are affecting the wireless telecommunications industry in Brazil, leading to lower customer credit and pressure on customer demand, pricing and customer turnover, and are negatively impacting our ability to attract and retain subscribers. During 2015, the Brazilian economy contracted as domestic demand decreased due to a combination of high inflation, high interest rates, growing unemployment, tighter credit conditions, a decline in business investments and political issues. It is estimated that Brazil's gross domestic product, or GDP, fell about 3.7% in 2015 compared to the end of 2014, and most economic forecasts for 2016 currently project continued economic contraction. The unemployment rate in Brazil was almost 7% at the end of 2015 and is expected to reach 9% in 2016. Real wages in Brazil have been falling since March 2015 and are expected to continue to fall. The foreign currency exchange rate in Brazil declined 42% relative to the U.S. dollar from 2014 to 2015. If the current economic conditions continue or worsen, the economic environment in Brazil may negatively impact our ability to meet our business plan.

In addition, in some instances, the economy in Brazil has also been negatively affected by other factors, including volatile political conditions. We are unable to predict the impact that local or national elections and the associated transfer of power from incumbent officials or political parties to newly elected officials or parties may have on the local economy or the growth and development of the local telecommunications industry. Changes in leadership or in the ruling party in Brazil may affect the economic programs developed under the prior administration, which in turn, may adversely affect the economy there. Other risks associated with political instability could include the risk of expropriation or nationalization of our assets by the government. We expect political, economic and social conditions in Brazil to affect our business, including our access to capital markets to obtain funding needed for our business or to refinance our existing indebtedness.

c.
Our operating company is subject to local laws and government regulations, and we are subject to U.S. laws and regulations, which could limit our growth and strategic plans and negatively impact our financial results.

Our operations are subject to local laws and regulations in Brazil, which may differ substantially from those in the U.S., and we could become subject to penalties if we do not comply with those local laws and regulations. In addition, we are subject to U.S. laws and regulations, such as the Foreign Corrupt Practices Act, or the FCPA. The FCPA prohibits us from providing anything of value to foreign officials for the purpose of influencing official decisions or obtaining or retaining business. Our employees and agents interact with government officials on our behalf, including interactions necessary to obtain licenses and other regulatory approvals necessary to operate our business and through contracts to provide wireless service to government entities, creating a risk that actions may occur that could violate the FCPA. Although we have implemented policies and procedures designed to ensure compliance with local laws and regulations as well as U.S. laws and regulations, including the FCPA, there can be no assurance that all of our employees, consultants, contractors and agents will abide by our policies. The penalties for violating the FCPA can be severe. Any violations of law, even if prohibited by our policies, could have a material adverse effect on our business.

In addition, in Brazil, government regulatory agencies regulate the licensing, construction, acquisition, ownership and operation of our wireless communications systems, as well as the granting, maintenance and renewal of licenses to use spectrum and radio frequencies. Adoption of new regulations, changes in the current telecommunications laws or regulations or changes in the manner in which they are interpreted or applied could adversely affect our operations by increasing our costs, reducing our revenues or making it more difficult for us to compete. Our business may be negatively impacted if changes are implemented that:

•	affect the terms of interconnection arrangements that allow our subscribers to complete calls to our competitors’ subscribers, including the charges imposed for the completion of those calls;

•	establish restrictions that limit or otherwise affect the deployment of transmitter and receiver sites needed to support the coverage and capacity of our networks;

•	establish minimum network construction, coverage or quality of service obligations that can result in increased capital investments or require other changes to our business;

•	establish prices Nextel Brazil is required to charge for its services or impose other terms of service that can affect our revenues or costs; or

•	impose foreign ownership limitations on telecommunications providers that may affect our ability to own and operate our business.

Recently, there has also been an increased focus on service and quality standards in Brazil as the local government monitors telecommunications providers' voice quality, customer complaints, call failure rates, capacity to handle call traffic levels in peak calling periods and failed interconnection of calls, which could potentially increase our operating costs and affect rates charged to subscribers. In addition, regulations in Brazil permit third parties, including our competitors, to challenge our actions or decisions of the regulators that potentially benefit us, such as decisions regarding the allocation and licensing of spectrum. If our competitors are successful in pursuing claims such as these, or if the regulators in Brazil take actions against us in response to actions initiated by our competitors, our ability to grow our business and improve our results of operations could be adversely affected.

Finally, rules and regulations affecting placement and construction of our transmitter and receiver sites affect our ability to deploy and operate our networks, and therefore impact our business strategies. In some instances, local governments have adopted very stringent rules and regulations related to the placement and construction of wireless towers, which can significantly impede the planned expansion of our service coverage area or require us to remove or modify existing towers, which can result in unplanned costs, negatively impact network performance and impose new and onerous taxes and fees. Compliance with such laws, rules and regulations could increase the time and costs associated with our planned network deployments. The propagation characteristics of the spectrum bands being used to support our WCDMA network in Brazil and the coverage requirements associated with the spectrum licenses being utilized in Brazil, require substantially more transmitter and receiver sites to meet the minimum coverage requirements of those licenses and to provide coverage to the areas needed to provide competitive services. In addition, our licenses in Brazil require us to build our networks within prescribed time periods, and failure to meet the requirements may result in enforcement of performance bonds related to the licenses, forfeiture of the channels and revocation of licenses. Rules and regulations affecting tower placement and construction could make it difficult to meet our build requirements in a timely manner or at all, which could lead us to incur unplanned costs or result in fines or, in some instances, the loss of spectrum licenses. We believe that Nextel Brazil is currently in compliance with the applicable operational requirements of its licenses in all material respects.

d.	We pay significant import duties on our network equipment and handsets, and any increases could impact our financial results.

Our operations are highly dependent upon the successful and cost-efficient importation of network equipment and handsets and other devices from locations outside Brazil. Network equipment and handsets may be subject to significant import duties and other taxes. Any significant increase in import duties in the future could significantly increase our costs. To the extent we cannot pass these costs on to our customers, our financial results will be negatively impacted.

e.	We are subject to taxes, which may reduce the revenues of our operating subsidiary in Brazil, reduce the amounts we receive from Nextel Brazil or may increase our tax costs.

The government in Brazil, including the local municipalities, has increasingly turned to new taxes, as well as aggressive interpretations of current tax law, as a method of increasing revenue. For example, Nextel Brazil is required to pay two types of income taxes, which include a corporate income tax and a social contribution tax, and is subject to various types of non-income related taxes, including value-added tax, excise tax, service tax, importation tax and property tax. In addition, the reduction in tax revenues resulting from the economic downturn that has occurred in the last several years has led to proposals and new laws that increase the taxes imposed on sales of handsets and on telecommunications services. The provisions of new tax laws may attempt to prohibit us from passing these taxes on to our customers or our ability to do so may be limited by competitive conditions. These taxes may reduce the amount of earnings that we can generate from our services or in some cases may result in operating losses.

Distributions of earnings and other payments, including interest, received from Nextel Brazil may be subject to withholding taxes imposed by Brazil. Any of these taxes will reduce the amount of after-tax cash we can receive from our operations.

In general, a U.S. corporation may claim a foreign tax credit against its federal income tax expense for foreign withholding taxes and, under certain circumstances, for its share of foreign income taxes paid directly by foreign corporate entities in which the company owns 10% or more of the voting stock. Our ability to claim foreign tax credits is, however, subject to numerous limitations, and we may incur incremental tax costs as a result of these limitations or because we do not have U.S. Federal taxable income.

We may also be required to include in our income for U.S. Federal income tax purposes our proportionate share of specified earnings of our foreign corporate subsidiaries that are classified as controlled foreign corporations, without regard to whether distributions have been actually received from these subsidiaries.

f.	We have entered into a number of agreements that are subject to enforcement in foreign countries, which may limit efficient dispute resolution.

A number of the agreements that we and our subsidiaries enter into with third parties are governed by the laws of, and are subject to dispute resolution in the courts of or through arbitration proceedings in, the countries or regions in which the operations are located. We cannot accurately predict whether these forums will provide effective and efficient means of resolving disputes that may arise. Even if we are able to obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty enforcing any award or judgment on a timely basis. Our ability to obtain or enforce relief in the U.S. is also uncertain.

6.	The costs we incur to connect our networks with those of other carriers are subject to local laws and may increase, which could adversely impact our financial results.

Nextel Brazil must connect its telecommunication networks with those of other carriers in order to provide the services we offer. We incur costs relating to these interconnection arrangements and for local, long distance and data transport services relating to the connection of our transmitter sites and other network equipment. These costs include interconnection charges and fees, charges for terminating calls on the other carriers’ networks and transport costs, most of which are measured based on the level of our use of the related services. We are able to recover a portion of these costs through revenues earned from charges we are entitled to bill other carriers for terminating calls on our network, but because users of mobile telecommunications services who purchase those services under contract generally, and business customers like ours in particular, tend to make more calls that terminate on other carriers’ networks and because we have a smaller number of customers than most other carriers, we incur more charges than we are entitled to receive under these arrangements. The terms of the interconnection and transport arrangements, including the rates that we pay, are subject to varying degrees of local regulation, and often require us to negotiate agreements with the other carriers, most of which are our competitors, in order to provide our services. Our costs relating to these interconnection and transport arrangements are subject to fluctuation both as a result of changes in regulations and the negotiations with the other carriers. Changes in our customers’ calling patterns that result in more of our customers’ calls terminating on our competitors’ networks and changes in the interconnection arrangements either as a result of regulatory changes or negotiated terms that are less favorable to us could result in increased costs for the related services that we may not be able to recover through increased revenues, which could adversely impact our financial results.

7.	Our failure to maintain effective internal controls over financial reporting may adversely affect the accuracy and timeliness of our financial reporting.

As described in "Part II, Item 9A. Controls and Procedures" included in Amendment No. 1 to our Annual Report on Form 10-K/A, we disclosed two material weaknesses in the Company's internal controls. The first material weakness relates to certain deficiencies in Nextel Brazil’s control environment and risk assessment processes. This material weakness was initially disclosed during the quarter ended September 30, 2014. Nextel Brazil did not establish an effective control environment and monitoring activities, including an organizational structure with sufficiently trained resources where supervisory roles, responsibilities and monitoring activities were aligned with financial reporting objectives. Subsequently, significant turnover disrupted staffing throughout the organization, particularly within the accounting function, and management had difficulty attracting and retaining employees technically qualified to comply with U.S. GAAP reporting requirements. Management has taken numerous actions since then to improve the control environment, including implementing a new organizational structure and hiring additional accounting professionals, and we continue to monitor the maturity of Nextel Brazil’s newly implemented organizational structure and resources.

During the three months ended March 31, 2016, management identified an additional material weakness in the Company’s internal control over financial reporting in Brazil that existed as of December 31, 2015 related to multiple control deficiencies that resulted in certain expenses not being recorded in the fourth quarter of 2015. The control deficiencies include violation of procurement and payment policies, lack of tone at the top, and lack of communication regarding the entry into a significant arrangement by Nextel Brazil senior management.

Our inability to maintain effective internal control over financial reporting, as described above, combined with issues or delays in implementing improvements, could result in a material misstatement to our financial statements or other disclosures, which could have an adverse effect on our business, financial condition or results of operations.

8.	Our business could be negatively impacted by our reliance on indirect distribution channels for a significant portion of our sales.

Our business depends heavily upon third party distribution channels for securing a substantial portion of the new customers to our services, and with the expansion of our target market, we expect to rely more heavily on retailers and other sales channels for a growing portion of our sales. In many instances, we rely on these third party dealers and retailers to serve as the primary contact between us and the customer and to interact with other third parties on our behalf. As a result, there may be risks associated with the actions taken by our distributors or the operators of our other retail channels, including potential risks associated with the failure of our distributors or other retail channels to follow regulatory requirements. The volume of our new customer additions, our ability to retain customers and our profitability could also be adversely affected if these third party dealers or retailers terminate their relationship with us, if there are adverse changes in our relationships with them, if we alter our compensation arrangements with these dealers or retailers or if the financial condition of these dealers or retailers deteriorates.

9.	If our licenses to provide mobile services are not renewed, or are modified or revoked, our business may be restricted.

Wireless communications licenses and spectrum allocations are subject to ongoing review and, in some cases, to modification or early termination for failure to comply with applicable regulations. If Nextel Brazil fails to comply with the terms of its licenses and other regulatory requirements, including installation deadlines and minimum loading or service availability requirements, they could be fined or their licenses could be revoked. This is particularly true with respect to the grants of licenses for spectrum we use to support our WCDMA network in Brazil, which impose strict deadlines for the construction of network infrastructure and supporting systems as a condition of the license. Further, compliance with these requirements is a condition for eligibility for license renewal. Most of our wireless communications licenses have fixed terms and are not renewed automatically. Because governmental authorities have discretion to grant or renew licenses, our licenses may not be renewed or, if renewed, renewal may not be on acceptable economic terms. In addition, regulations in Brazil permit third parties, including our competitors, to challenge the award and use of our licenses. If our competitors are successful in pursuing claims such as these, or if regulators in Brazil take actions modifying or revoking our licenses in response to these claims, our ability to grow our business and improve our results of operations could be materially adversely affected.

10.	If we are not able to manage our future growth, our operating results will suffer.

Our ability to achieve our long-range business goals and to grow profitably is dependent on our ability to manage changes to our business model and cost structure that are necessary to allow us to pursue our plans to expand both our service offerings and our targeted customer segments, including by implementing new and more efficient supporting business systems and processes. Our inability to complete these efforts in a timely fashion, or to manage the related costs, could have an adverse impact on our business.

a.	We may be limited in our ability to grow unless we successfully expand network capacity and launch competitive services.

To continue to successfully retain our existing customers, increase our customer base and grow our business, we must economically:

•expand the capacity and coverage of our network in Brazil;

•	secure sufficient transmitter and receiver sites at appropriate locations to meet planned system coverage and capacity targets;
•obtain adequate quantities of base radios and other system infrastructure equipment; and
•obtain an adequate volume and mix of handsets to meet customer demand.

In particular, the deployment and expansion of the coverage and capacity of our WCDMA network and the deployment of LTE technology in Brazil has required us to deploy new transmitter and receiver sites in order to meet the expanded coverage and capacity requirements for those networks resulting from differences in our commercial strategies, differences in the propagation characteristics of the spectrum bands being used to support our network in Brazil and the coverage requirements associated with the spectrum licenses being utilized to support our services. In some areas that we serve, individuals and governments are opposing new tower construction and supporting laws restricting the construction of towers and other transmitter and receiver sites. Compliance with such laws could increase the time and costs associated with our planned network deployments. The effort required to locate and build a significant number of additional transmitter sites to support our services in coming years will be substantial, and our failure to meet this demand could adversely affect our business.

In addition, as we launch a broader array of services on our network in Brazil, we must develop, test and deploy new supporting technologies, software applications and systems intended to enhance our competitiveness both by supporting existing and new services and features, and by reducing the costs associated with providing those services. Successful deployment and implementation of new services and technology depend, in part, on the willingness and ability of third parties to develop new handsets and applications that are attractive to our customers and that are available in a timely manner. We may not be able to successfully expand our new network in Brazil as needed or complete the development and deployment of competitive services. Failure to successfully expand our network coverage and capacity and the services we offer could also be expected to result in subscriber dissatisfaction that could affect our ability to retain subscribers and could have an adverse effect on our results of operations and growth prospects. If this occurs, we may be unable to recover the substantial investment we have made in our new networks and the related costs we have incurred and will continue to incur to offer these new services.

b.	Failure to successfully implement core information technology and operating systems may adversely affect our business operations.

Our business strategy envisions growing our business by successfully building and expanding our new network in Brazil, expanding our product and service offerings and expanding our target customer base. Even if we do expand our business, if we fail to manage our growth effectively, our financial results could be adversely affected. Separately, growth may place a strain on our management systems and resources. We must continue to refine and expand our business development and sales capabilities; our network operations and information technology infrastructure; and the hardware, software, systems, processes and people to effectively support current and future sales, customer service and information requirements of our business in an efficient and cost-effective manner. In addition, failure to prioritize technology initiatives and effectively allocate resources in order to achieve our strategic goals could result in a failure to realize those goals, including the expected benefits of our growth, and could negatively affect our financial results.

Changes to our networks and business strategies require us to implement new operating and supporting systems to improve our ability to address the needs of our customers, as well as to create additional efficiencies and strengthen our internal controls over financial reporting. We may not be able to successfully implement these new systems in an effective or timely manner or we could fail to complete all necessary data reconciliation or other conversion controls when implementing the new systems. In addition, we may incur significant increases in costs and encounter extensive delays in the implementation and rollout of these new systems. Failure to effectively implement our new operating systems may adversely affect our results of operations, customer perceptions and internal controls over financial reporting.

As our business evolves, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to allocate our human resources optimally or identify and hire qualified employees or retain valued employees. If we are unable to manage our operations, our results of operations could be adversely affected.

c.	Costs, regulatory requirements and other problems we encounter as we continue to deploy our new networks could adversely affect our operations.

The rights to use the spectrum that supports our new network in Brazil comes with significant regulatory requirements governing the coverage of the network, the timing of deployment and the loading of customers on the network. If we fail to meet these regulatory requirements, we could face fines and, in some instances, actions to revoke our spectrum rights. Our deployment and the expansion of the coverage and capacity of our new network in Brazil will require significant capital expenditures and will result in incremental operating expenses prior to fully launching services. Costs could increase beyond expected levels as a result of unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes, problems with network or systems compatibility, equipment unavailability and technological or other complications.

11.	Any modification or termination of our trademark license with Nextel Communications could increase our costs.

Nextel Communications has licensed to us the right to use “Nextel” and other of its trademarks on a perpetual basis in Latin America. However, Nextel Communications may terminate the license on 60 days’ notice if we commit one of several specified defaults (namely, unauthorized use, failure to maintain agreed quality controls or a change in control of NII Holdings). If there is a change in control of one of our subsidiaries, upon 90 days’ notice, Nextel Communications may terminate the sublicense granted by us to the subsidiary with respect to the licensed marks. The loss of the use of the “Nextel” name and trademark could require us to incur significant costs to establish a new brand, which could have a material adverse effect on our operations.

12.	Our business could be negatively impacted by security threats and other material disruptions of our wireless networks.

Major equipment failures and the disruption of our wireless networks as a result of natural disasters, severe weather, terrorist attacks, acts of war, cyber attacks or other breaches of network or information technology security, even for a limited period of time, may result in significant expenses, result in a loss of subscribers or impair our ability to attract new subscribers, which in turn could have a material adverse effect on our business, results of operations and financial condition. In the past, more stringent network performance standards and reporting obligations have been adopted by the governments in some of our markets in order to ensure quality of service during unforeseen disturbances. We could be required to make significant investments in our existing networks in order to comply with these types of network performance standards. In addition, while we maintain information security policies and procedures designed to comply with relevant privacy and security laws and restrictions, if we suffer a security breach of customer or employee confidential data, we may be subject to significant legal and financial exposure, damage to our reputation, and loss of confidence in the security of our products and services.

Risks Relating to Our Common Stock

13.	There may be circumstances in which the interests of our significant stockholders could be in conflict with the interests of other stockholders.

Funds associated with Capital Research and Management Company and entities managed by Aurelius Capital Management, LP currently own approximately 35.1% and 13.5%, respectively, of our outstanding common stock. Circumstances may arise in which these stockholders may have an interest in pursuing or preventing acquisitions, divestitures or other transactions, including the issuance of additional shares or debt, that, in their judgment, could enhance their investment in us or another company in which they invest. Such transactions might adversely affect us or other holders of our common stock. In addition, our significant concentration of share ownership may adversely affect the trading price of our common shares because investors may perceive disadvantages in owning shares in companies with significant stockholders.

14.	The price of our common stock may be volatile.

The price of our common stock may fluctuate due to a variety of factors, including:

•	concentration of our business operations in Brazil;

•	low trading volumes for our common stock and the inability to sustain an active trading marketing for our common stock;

•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;

•	industry cycles and trends;

•	mergers and strategic alliances in the telecommunications industry;

•	changes in government regulation;

•	potential or actual military conflicts or acts of terrorism;

•	the failure of securities analysts to publish research about us, or shortfalls in our operating results from levels forecast by securities analysts;

•	future sales of our common stock by our stockholders, including in particular, those stockholders whose shares were included in our Registration Statement on Form S-1;

•	announcements concerning us or our competitors; and

•	the general state of the securities market.

As a result of these factors, investors in our common stock may not be able to resell their stock at or above the price they paid or at all. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

15.    Future issuances of our common stock may cause our stockholders to incur substantial dilution.

In connection with our emergence from bankruptcy, we adopted the NII Holdings, Inc. 2015 Incentive Compensation Plan (the “2015 Incentive Plan”), which contemplates the grant of up to 5,263,158 shares of our common stock in the form of equity awards to our management, directors and key employees under certain circumstances. During 2015, we granted options, restricted stock and restricted stock units to certain employees and non-employee directors. In the future, we may grant equity securities to our employees and directors under equity-based incentive compensation plans. Furthermore, we may issue equity securities in connection with future investments, acquisitions or capital-raising transactions. Such grants or issuances could constitute a substantial portion of the then-outstanding common stock, which may result in substantial dilution in ownership of our common stock.

16.    We do not expect to pay dividends in the near future.

We do not anticipate that cash dividends or other distributions will be paid with respect to our common stock in the foreseeable future. In addition, restrictive covenants in certain debt instruments to which we are, or may be, a party may limit our ability to pay dividends or for us to receive dividends from our foreign subsidiaries, any of which may negatively impact the trading price of our common stock.

17.    There is no guarantee that an active and liquid public market for our common stock will develop.

Although our common stock is traded on the NASDAQ Global Select Market under the symbol “NIHD,” the trading volume in our common stock is less than that of many of our peers, and we cannot assure you that an active, public trading market for our common stock will develop or be sustained. If an active public trading market does not develop or is not maintained, significant sales of shares of our common stock, or the expectation of these sales, could materially and adversely affect the market price of our common stock. In addition, holders of our common stock may experience difficulty in reselling, or an inability to sell, their shares.

18.    Reports published by analysts, including projections in those reports that exceed our actual results, could adversely affect the price and trading volume of our shares of common stock.

We currently expect that securities research analysts will establish and publish their own periodic projections for our business. These projections may vary widely and may not accurately predict the results we actually achieve. Our stock price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our stock price or trading volume could decline. While we currently have limited research analyst coverage, if these analysts stop coverage of us, the trading price and volume for our common stock could be adversely affected.

19.
Certain provisions of our certificate of incorporation and our bylaws may make it difficult for stockholders to change the composition of our Board and may discourage, delay or prevent a merger or acquisition that some stockholders may consider beneficial.

Certain provisions of our Amended and Restated Certificate of Incorporation (the “Charter”) and our Fifth Amended and Restated Bylaws (the “Bylaws”) may have the effect of delaying or preventing changes in control if our Board determines that such changes in control are not in the best interests of the Company and our stockholders. The provisions in our Charter and Bylaws include, among other things, those that:

•	provide for a classified board of directors until the 2017 annual meeting;

•	authorize our Board to issue preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without stockholder approval;

•	establish advance notice procedures for nominating directors or presenting matters at stockholder meetings; and

•	limit the persons who may call special meetings of stockholders.

While these provisions have the effect of encouraging persons seeking to acquire control of our Company to negotiate with our Board, they could enable the Board to hinder or frustrate a transaction that some, or a majority, of the stockholders may believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors. These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board, which is responsible for appointing the members of our management.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices.

MARKET FOR OUR COMMON STOCK

Our new common stock is listed on the NASDAQ Global Select Market under the symbol “NIHD” and has been trading since July 9, 2015. No established public trading market existed for our new common stock prior to July 9, 2015. The closing price of our common stock on the NASDAQ Global Select Market on May 6, 2016 was $4.70 per share. As of May 10, 2016, we had 100,896,091 shares outstanding and one holder of record of our common stock.

As of May 2, 2016, our Compensation Committee has granted an aggregate of 896,099 shares of restricted stock and 3,695,993 options to purchase common stock that are currently outstanding to employees and non-employee directors under our 2015 Incentive Plan. Our common stock is not subject to any other outstanding options or warrants to purchase, or securities convertible into, our common stock. Pursuant to this Registration Statement, 49,035,716 shares of our common stock will be registered under the Securities Act for sale by security holders.

We do not anticipate that cash dividends or other distributions will be paid with respect to our common stock in the foreseeable future. In addition, restrictive covenants in certain debt instruments to which we are, or may be, a party, may limit our ability to pay dividends or for us to receive dividends from our foreign subsidiaries, any of which may negatively impact the trading price of our common stock.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information as of May 2, 2016 regarding the beneficial ownership of our common stock by:

•	all stockholders known by us to hold more than 5% of our outstanding shares of common stock, which stockholders are also the selling stockholders;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of May 2, 2016 are deemed to be outstanding and beneficially owned by the person holding the option. These shares, however, are not deemed outstanding for the purposes of computing the percentage of any other person. Percentage of ownership is based on 100,896,091 shares of common stock outstanding as of May 2, 2016. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each director and named executive officer is 1875 Explorer Street, Suite 800, Reston, Virginia 20190.

	Beneficial Ownership Prior to Offering		Number of Shares Registered for Sale Pursuant to this Prospectus	Beneficial Ownership After Offering(1)
Name	Number	Percent of Shares		Number	Percent of Shares
5% Stockholders/Selling Stockholders:
Funds associated with Capital Research and Management Company(2)	35,400,093	35.1%	35,400,093	—	—
Entities managed by Aurelius Capital Management, LP(3)	13,635,623	13.5%	13,635,623	—	—

Directors and Executive Officers:
Kevin L. Beebe(4)	11,607	*	—	11,607	*
James V. Continenza(4)	11,607	*	—	11,607	*
Howard S. Hoffmann(4)	11,607	*	—	11,607	*
Ricardo Knoepfelmacher(4)	11,607	*	—	11,607	*
Christopher T. Rogers(4)	11,607	*	—	11,607	*
Robert A. Schriesheim(4)	11,607	*	—	11,607	*
Steven M. Shindler(5)	289,295	*	—	289,295	*
Francisco Valim(6)	228,311	*	—	228,311	*
Daniel E. Freiman(7)	56,912	*	—	56,912	*
Shana C. Smith(7)	56,912	*	—	56,912	*
David Truzinski	3,342	*	—	3,342	*
Juan R. Figuereo	—	—	—	—	—
Gokul V. Hemmady	—	—	—	—	—

All Directors and Executive Officers as a Group (13 persons):	704,414		—	704,414

* Less than one percent

(1)	Assumes that the selling stockholders sell all of the shares of common stock held by them that have been registered by us and do not acquire any additional shares.
(2)
(a) Includes 75,275 shares held by Capital Group Global High-Income Opportunities Trust (US) (“Capital High-Income”). Capital Bank and Trust Company (“Capital Bank”), an affiliate of Capital Research and Management Company (“CapRe”), is the investment adviser for Capital High-Income. Capital Bank and Capital Guardian Trust Company (“Capital Guardian”), also an affiliate of CapRe, may be deemed to be the beneficial owner of all of the securities held by Capital High-Income. Capital Bank, CapRe and Capital Guardian, however, all expressly disclaim that each is the beneficial owner of such securities. Laurentius Harrer has voting and investment power over the securities held by Capital High-Income.

(b) Includes 2,119 shares held by JNL/Capital Group Global Balanced Fund (“JNL”). Capital Guardian is the investment adviser for JNL. Capital Guardian may be deemed to be the beneficial owner of all of the securities held by JNL. Capital Guardian, however, expressly disclaims that it is the beneficial owner of such securities. Laurentius Harrer, as portfolio manager, has voting and investment power over the securities held by JNL.

(c) Includes 18,014,907 shares held by American High-Income Trust (“American High-Income”), 826,910 shares held by The Bond Fund of America (“Bond Fund”), 2,464,163 shares held by The Growth Fund of America (“Growth Fund”), 28,445 shares held by American Funds Global High-Income Opportunities Fund (“American Opportunities”), 129,368 shares held by American Funds Insurance Series - Global Bond Fund (“American Global Bond”), 813,926 shares held by American Funds Insurance Series - Asset Allocation Fund (“American Asset Allocation”), 51,181 shares held by American Funds Insurance Series - Global Growth and Income Fund (“American Global Growth”), 1,364,455 shares held by American Funds Insurance Series - High-Income Bond Fund (“American High-Income Bond Fund”), 370,274 shares held by Capital World Bond Fund (“Capital World Bond”), 7,979,269 shares held by The Income Fund of America (“Income Fund”), 851,533 shares held by International Growth and Income Fund (“International Growth”), 275,247 shares held by SMALLCAP World Fund, Inc. (“SMALLCAP”) and 1,698,992 shares in their first year of acquisition by a registered investment company that have not been previously publicly disclosed. CapRe is the investment adviser to American High-Income, Bond Fund, Growth Fund, American Opportunities, American Global Bond, American Asset Allocation, American Global Growth, American High-Income Bond Fund, Capital World Bond, Income Fund, International Growth and SMALLCAP. CapRe, Capital International Investors (“Capital International”), Capital Research Global Investors (“Capital Global”) and Capital World Investors (“Capital World”) may be deemed to be the beneficial owner of all of the securities held by the above selling stockholders. CapRe, Capital International, Capital Global and Capital World, however, expressly disclaim that each is the beneficial owner of such securities. David Barclay, Thomas Chow, David Daigle, and Tara Torrens, as portfolio managers, have voting and investment power over the securities held by American High-Income. David Daigle, as portfolio manager, has voting and investment power over the securities held by Bond Fund, American Opportunities, American Global Bond and Capital World Bond. Christopher Buchbinder, Barry Crosthwaite, J. Blair Frank, Joanna Jonsson, Carl Kawaja, Michael Kerr, Ronald Morrow, Donald O’Neal, Martin Romo, Lawrence Solomon, James Terrile and Alan Wilson, as portfolio managers, have voting and investment power over the securities held by Growth Fund. Hilda Applbaum, David Barclay, David Daigle, Paul Flynn, Joanna Jonsson, Dina Perry and Andrew Suzman, as portfolio managers, have voting and investment power over the securities held by Income Fund. Patrice Collette, Carl Kawaja, Andrew Suzman and Steven Watson, as portfolio managers, have voting and investment power over the securities held by International Growth. Alan Berro. J. David Carpenter, David Daigle and Jeffrey Lager, as portfolio managers, have voting and investment power over the securities held by American Asset Allocation. Bradford Freer, Nicholas Grace, Martin Romo and Andrew Suzman, as portfolio managers, have voting and investment power over the securities held by American Global Growth. David Barclay, Thomas Chow and David Daigle, as portfolio managers, have voting and investment power over the securities held by American High-Income Bond Fund. Julian Abdey, Mark Denning, Peter Eliot, Brady Enright, J. Blair Frank, Bradford Freer, Leo Hee, Claudia Huntington, Jonathan Knowles, Lawrence Kymisis, Harold La, Aidan O’Connell, Andraz Razen and Gregory Wendt, as portfolio managers, have voting and investment power over the securities held by SMALLCAP.

(d) Includes 454,029 shares held by Capital Group Global High-Income Opportunities (LUX) (“Global High-Income”). Capital International Sàrl (“Capital Sàrl”), an affiliate of CapRe, is the investment adviser for Global High-Income. We have been advised that Capital Sàrl may be deemed to be the beneficial owner of all of the securities held by Global High-Income. Capital Sàrl however, expressly disclaims that it is, in fact, the beneficial owner of such securities. Laurentius Harrer, as portfolio manager, has voting and investment power over the securities held by Capital Sàrl.

The address for each of the selling stockholders listed in this Note 2 (the “CapRe Stockholders”) is c/o Capital Research and Management Company, 333 S. Hope St., 55th Floor, Los Angeles, California 90071. The CapRe Stockholders may be affiliates of a broker-dealer. Each of the CapRe Stockholders acquired the shares being registered hereby in the ordinary course of its business.

(3)
(a) Includes 1,211,111 shares held by ACP Master, Ltd., 2,539,271 shares held by Aurelius Capital Master, Ltd. and 680,104 shares held by Aurelius Convergence Master, Ltd. Aurelius Capital Management, LP serves as investment manager to ACP Master, Ltd., Aurelius Capital Master, Ltd.and Aurelius Convergence Master, Ltd. Mark D. Brodsky serves as the Senior Managing Member of Aurelius Capital Management GP, LLC, which is the general partner of Aurelius Capital Management, LP, and may be deemed to have voting and investment power over the securities held by ACP Master, Ltd., Aurelius Capital Master, Ltd. and Aurelius Convergence Master, Ltd.

(b) Includes 9,205,137 shares held by Aurelius Investment, LLC, a subsidiary of ACP Master, Ltd., Aurelius Capital Master, Ltd. and Aurelius Convergence Master, Ltd. Aurelius Capital Management, LP serves as manager to Aurelius Investment, LLC. Mark D. Brodsky serves as the Senior Managing Member of Aurelius Capital Management GP, LLC, which is the general partner of Aurelius Capital Management, LP, and may be deemed to have voting and investment power over the securities held by Aurelius Investment, LLC.

The address for each of ACP Master, Ltd., Aurelius Capital Master, Ltd. and Aurelius Convergence Master, Ltd. is c/o GlobeOp Financial Services (Cayman) Limited, 45 Market Street, Suite 3205, 2nd Floor, Gardenia Court, Camana Bay, Grand Cayman KY1-9003, Cayman Islands. The address of Aurelius Investment, LLC is c/o Aurelius Capital Management, LP, 535 Madison Avenue, 22nd Floor, New York, New York 10022.

(4)	Includes 11,607 shares of unvested restricted common stock that have voting rights prior to vesting.
(5)	Includes 147,500 shares of unvested restricted common stock that have voting rights prior to vesting and options vesting within 60 days of May 2, 2016 to purchase 141,795 shares of common stock.
(6)	Includes 228,311 shares of unvested restricted common stock that have voting rights prior to vesting.
(7)	Includes 29,017 shares of unvested restricted common stock that have voting rights prior to vesting and options vesting within 60 days of May 2, 2016 to purchase 27,895 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Corporate Governance Guidelines require that the Audit Committee review and approve or ratify transactions involving the Company and related persons (such as the Company’s officers, directors, family members of the officers and directors and other related parties). In determining whether to approve or ratify a related party transaction, the Audit Committee evaluates whether the transaction is in the best interests of the Company taking into consideration all relevant factors, including as applicable the Company’s business rationale for entering into the transaction and the fairness of the transaction to the Company. The Audit Committee generally seeks to consider and approve these transactions in advance where practicable, but may also ratify them after the transactions are entered into, particularly in instances where transactions are entered into in the ordinary course of business or if the transaction is on terms that are consistent with a policy previously approved by the Audit Committee or the Board. In instances where the transaction is subject to renewal or if the Company has the right to terminate the relationship, the Audit Committee expects to periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.

Related person transactions for the last three fiscal years are described below.

Transaction	Description of Relationship; Audit Committee Determination
Capital Group and Aurelius
In connection with the Plan of Reorganization, we entered into a registration rights agreement with funds associated with Capital Group, entities managed by Aurelius and certain other stockholders who become eligible pursuant to which we agreed to register their shares of common stock under the Securities Act. We also granted them certain demand and piggyback rights that are subject to certain timing and other restrictions. All of the shares initially eligible to be registered are being registered pursuant to the registration statement of which this prospectus forms a part. For more information, see the Company's Current Report on Form 8-K filed on June 26, 2015.

No review of this transaction was performed by the Audit Committee as it was a requirement of the Plan of Reorganization.

Equifax, Inc.
In accordance with our corporate governance guidelines, the former Audit Committee monitored the Company’s relationship with Equifax, Inc. (“Equifax”), which provided customer credit evaluation services to the Company during 2014 and 2013.

Paulino do Rego Barros, Jr., a member of the Board until the Emergence Date, served as President, International of Equifax from 2012 to June 2015.

The Company made payments of approximately $2,000,000 and $2,650,000 to Equifax and its affiliates for the services provided in 2014 and 2013, respectively. The $2,000,000 paid in 2014 excludes any payments made by our operations in Chile, which were sold in August 2014. In February 2015, the Board determined, upon review, that the relationship with Equifax continued to be in the best interest of the Company and ratified the transaction.

4DK Technologies, Inc.
In accordance with our corporate governance guidelines, the former Audit Committee monitored the Company’s relationship with 4DK Technologies, Inc. (“4DK”), a wireless network and device solution provider that supported our services relating to our push-to-talk solution, during 2013.

During 2013, Steven M. Shindler, our chief executive officer, held slightly more than 10% equity ownership in 4DK, and in accordance with the Corporate Governance Guidelines, the former Audit Committee reviewed the relationship to ensure there were no changed circumstances that would render it advisable for the Company to amend or terminate the relationship with 4DK.

In 2013, the Company paid approximately $376,000 for the services provided under the arrangements with 4DK. As of December 31, 2013, 4DK had been liquidated and the relationship between the Company and 4DK had been terminated.

DESCRIPTION OF CAPITAL STOCK

Below, we have summarized the material terms of our Charter and Bylaws and relevant sections of the Delaware General Corporation Law (the “DGCL”). The summaries below are not intended to be complete and are subject to and qualified in their entirety by our full Charter and Bylaws, copies of which have been filed as exhibits to our registration statement on Form S-8 dated June 26, 2015 and are incorporated by reference into the registration statement of which this prospectus is a part, and by the applicable provisions of the DGCL.

Authorized Capital

We have the authority to issue a total of 140,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value of $0.001 per share.

The Board of Directors is granted authority to issue preferred stock of one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares, any designation, voting powers, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations or restrictions.

We may not issue non-voting equity securities; provided, however, that such restriction shall (a) not apply beyond what is required under Section 1123(a)(6) of Chapter 11 of the Bankruptcy Code, (b) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to us, and (c) in all events may be amended or eliminated in accordance with applicable law.

If we liquidate (either partially or completely), dissolve or wind up, whether voluntarily or involuntarily, the holders of the common stock shall be entitled to share ratably in the net assets remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock.

The board of directors is authorized to make, alter, amend or repeal the Bylaws (other than Sections 2.2 (Annual Meetings), 2.3 (Special Meetings), 2.5 (Quorum), 2.6 (Voting), 2.8 (Submission of Business for Consideration at Meetings of Stockholders), 2.9 (Action Without a Meeting), 3.1 (Number and Qualification), 3.2 (Election and Term), 3.3 (Nominations), 3.4 (Majority Voting in Director Elections); 3.5 (Vacancies); 3.6 (Removal), 8.7 (Beneficial Ownership) and Article IX of the Bylaws (as such provisions are designated in the Bylaws in effect on the date hereof) unless otherwise provided in any such provision, or any provision to the extent adopted, altered, amended or repealed pursuant to an action taken by stockholders, any successor provision to such provisions or any other alteration or amendment inconsistent with such sections).  The stockholders, by majority vote voting together as a single class, are also authorized to make, alter, amend or repeal the Bylaws.

Voting Rights

Subject to any voting rights granted to preferred stock that may be outstanding from time to time, each share of our common stock shall be entitled to one vote per share, in person or by proxy, on all matters submitted to a vote for our stockholders on which the holders of common stock are entitled to vote. Except as otherwise required in our Charter, Bylaws or by applicable law, the holders of common stock shall vote together as one class on all matters submitted to a vote of stockholders generally (or if any holders of shares of preferred stock are entitled to vote together with the holders of common stock, as a single class with such holders of shares of preferred stock). Our Charter and Bylaws do not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. The holders of a majority of the shares of common stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business.

Until the 2017 Annual Meeting, the directors will be divided into two classes. The initial term for the single director in Class I will expire at the annual meeting of stockholders to be held in 2016. The term for all of the other directors, who are in Class II, will expire at the annual meeting of stockholders to be held in 2017. Beginning with our 2017 annual meeting of stockholders, all our directors will be elected on an annual basis.

Dividend Rights

Subject to the preferences applicable to any preferred stock outstanding at any time, if any, the holders of shares of common stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock as may be declared thereon by our Board from time to time out of the assets or funds legally available. Before payment of any dividend, there may be set aside out of any funds available for dividends such sum or sums as the directors, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any Company property, or for such other purpose as the directors shall think conducive to the interests of the Company, and the directors may modify or abolish any such reserve in the manner in which it was created.

 Preferred Stock

As of the date hereof, no shares of our preferred stock are outstanding. Our Charter provides that our board of directors may, by resolution, establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designations, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. The holders of our preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by the resolutions of our board of directors approving the issuance of such shares.

The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the holders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock.

No Preemptive Rights

No holder of our common stock has any preemptive right to subscribe for any shares of our capital stock issued in the future.

Liquidation Rights

If we are liquidated (either partially or completely), dissolved or wound up, whether voluntarily or involuntarily, the holders of the common stock shall be entitled to share ratably in our net assets remaining after payment of all liquidation preferences, if any, applicable to any outstanding preferred stock.

Anti-Takeover Provisions of Charter, Bylaws and DGCL

Special Meetings of Stockholders

Our Charter and Bylaws provide that special meetings of the stockholders may be called by the secretary upon written request of the chairman of the board of directors or chief executive officer at any time and shall be called by the secretary upon the request in writing of not less than a majority of the board of directors, or of stockholders holding, beneficially or of record, not less than thirty-three percent (33%) of the common stock entitled to vote, subject to certain content requirements (specified in the Bylaws) for such request for a special meeting.

Advance Notice of Stockholder Meetings

Notice of any annual or special meeting of the stockholders, stating the place (if any), date and hour of the meeting, as well as the record date for determining stockholders entitled to vote at the meeting (if such record date is different from the record date for determining stockholders entitled to notice of the meeting), and the means of remote communication (if any) by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given to each stockholder entitled to notice of such meeting not less than ten nor more than sixty days before the date of such meeting. Notice of special meetings of stockholders shall also include the purpose or purposes for which the meeting is called.

Advance Notice for Nominations or Stockholder Proposals at Meetings

Our Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or bring business before shareholders’ meetings.

Nominations for directors may be made only at a meeting of stockholders: (i) by or at the direction of the board of directors or a committee of the board of directors; or (ii) by any stockholder at the time of giving the notice required under the Bylaws, who is entitled to vote for the election of directors at such annual meeting, and who makes the nomination pursuant to timely notice in proper written form to our secretary in compliance with the procedures set forth in the Bylaws. For a shareholder to nominate a candidate for director or to bring other business before a meeting, we must receive notice not less than 75 days prior to the anniversary of the date for the preceding year’s annual meeting of stockholders; provided, however, that if there was no annual meeting in the preceding year or the date of the annual meeting is advanced more than 30 calendar days prior to, or delayed by more than 30 calendar days after the anniversary of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 45th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. Notice of a nomination for director must also include a description of various matters regarding the nominee and the shareholder giving notice, as set forth in the Bylaws.

At a meeting of stockholders, only such business (other than the nomination of candidates for election as directors in accordance with the Bylaws) will be conducted or considered as is properly brought before the annual meeting or a special meeting as specified in the Bylaws, with such determination being made by the officer presiding over the meeting or at the direction of a majority of the board of directors. Notice of such other business must include a description of the proposed business and other matters specified in the Bylaws and must be within the time frames set forth in the Bylaws.

Action by Written Consent

Our Charter provides for action by written consent by holders of the common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Directors

The board of directors shall consist of at least three members, shall initially consist of seven members, and may be fixed from time to time for any period on or after the 2017 annual meeting of stockholders by (i) resolution of the board of directors at no more than nine members or (ii) stockholders holding a majority of the voting power of all of the shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Directors need not be stockholders.

Each director to be elected by stockholders shall be elected by a majority vote of the stockholders, except that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of votes. There is no cumulative voting in the election of directors.

Delaware Anti-Takeover Law

We are not subject to Section 203 of the DGCL.

Limitations on Liability and Indemnification of Officers and Directors

The Company’s Charter and Bylaws provide for indemnification of officers and directors of the Company and certain other persons to the full extent permitted by law, as now in effect or later amended, against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

The Company may maintain insurance for the benefit of its directors, officers, employees, agents and certain other persons, insuring such persons against any expense, liability, or loss, including liability under the securities laws. In addition, the Company has entered into indemnification agreements with our directors and executive officers that require us to indemnify these persons for claims made against each of these persons because he or she is, was or may be deemed to be a director, officer, employee or agent of the Company or any of our subsidiaries. We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the corporation, unless the court believes that in the light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Transfer Agent and Registrar

The transfer agent for our common stock is Computershare Investor Services, LLC.

Listing of Our Common Stock

Our common stock is traded on the NASDAQ Global Select Market under the symbol “NIHD.”

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. No prediction can be made as to the effect, if any, future sales of common stock, or the availability of common stock for future sales, will have on the market price of our common stock prevailing from time to time.

Sale of Restricted Shares

As of May 2, 2016, we had 100,896,091 shares of common stock outstanding. Except as set forth below, all shares of our common stock outstanding were issued pursuant to the Plan of Reorganization and are freely tradable without restriction or further registration under the Securities Act unless held by one of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Unless otherwise registered under the Securities Act, sales of shares of our common stock by affiliates will be subject to the volume limitations and other restrictions set forth in Rule 144. Pursuant to a registration rights agreement we have signed with funds associated with Capital Group and entities managed by Aurelius, we have filed a registration statement on Form S-1, of which this prospectus forms a part, to register shares received by those stockholders pursuant to the Plan of Reorganization.

On June 26, 2015, we filed a registration statement on Form S-8 under the Securities Act to register the shares of common stock to be issued under our 2015 Incentive Plan and, as a result, all shares of common stock acquired upon exercise of options or receipt of other equity-based awards granted under the 2015 Incentive Plan are freely tradable under the Securities Act, unless purchased by our affiliates. As of May 2, 2016, there were 3,695,993 shares of our common stock subject to outstanding option awards and 896,099 shares of restricted stock outstanding. In addition, 223,017 shares of our common stock are reserved for future issuances under our 2015 Incentive Plan.

Common Stock Issued in Reliance on Section 1145 of the Bankruptcy Code

We relied on 1145(a)(1) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the offer and sale of our common stock. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under the Plan of Reorganization from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. These shares may be resold without registration unless the recipient is an “underwriter” with respect to those securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

•
purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such claim or interest;

•	offers to sell securities offered under the Plan of Reorganization for the holders of those securities;

•
offers to buy those securities from the holders of the securities, if the offer to buy is (i) with a view to distributing those securities; and (ii) (a) under an agreement made in connection with the Plan of Reorganization, the completion of the Plan of Reorganization, or with the offer or sale of securities under the Plan of Reorganization; or (b) is an “affiliate” of the issuer.

To the extent that persons who receive common stock are deemed to be “underwriters,” resales by those persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Those persons would, however, be permitted to sell our common stock or other securities without registration only if they qualify for an exemption from registration, including the exemptions in Rule 144 under the Securities Act.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus may be sold or distributed from time to time by the selling stockholders in any one or more of the following ways:

•	directly to one or more purchasers;

•
through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchaser of the common stock, which discounts, concessions or commissions as to particular underwriters, brokers or agents may be in excess of those customary in the type of transaction involved;

•
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act; or

•	otherwise through a combination of any of the above methods of sale.

Each selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of common stock to be made directly or through agents.The selling stockholders and any such broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the common stock by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholders were deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities as underwriters under the Securities Act.

If common stock is sold through underwriters or broker-dealers, each selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions applicable to the sale of such selling stockholder’s common stock.

The sale of common stock offered by this prospectus may be effected in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	prevailing market prices at the time of sale;

•
prices related to prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the OTC Bulletin Board;

•	transactions involving cross or block trades;

•	in the over-the-counter market;

•	through the distribution by any selling stockholder to its partners, members or stockholders;

•
through the writing of options (including the issuance by the selling stockholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•	through the settlement of short sales;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions;

•	any combination of the foregoing; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). The selling stockholders may also sell the common stock short and deliver the common stock to close out short positions. In addition, the selling stockholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Shares of common stock may also be exchanged for satisfaction of the selling stockholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.

At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the selling stockholders, the aggregate amount of shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling stockholders, (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers, (4) any other offering expenses, (5) any securities exchanges on which the securities may be listed, (6) the method of distribution of the securities, (7) the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers, and (8) any other material information.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all of the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

We know of no existing arrangements between any selling stockholder, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of common stock offered by this prospectus. To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the common stock by the selling stockholders. We cannot assure you that any such selling stockholders will not transfer, devise or gift the common stock by other means not described in this prospectus. There can be no assurance that any selling stockholder will sell any or all of the common stock pursuant to this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act or another exemption from Securities Act registration may be sold under Rule 144 or such other exemption rather than pursuant to this prospectus.

In the Registration Rights Agreement, we are obligated to provide customary indemnification to the selling stockholders. In addition, we have agreed to pay all reasonable expenses incidental to the registration of the common stock, including the payment of federal securities law and state “blue sky” registration fees excluding underwriting discounts and commissions relating to the sale of common stock by the selling stockholders.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

EXPERTS

The consolidated financial statements and schedules of NII Holdings, Inc. and subsidiaries (the Company) as of December 31, 2015 (Successor) and December 31, 2014 (Predecessor), and the related consolidated statements of comprehensive (loss) income, changes in stockholders’ equity (deficit), and cash flows for the six month periods ended December 31, 2015 (Successor) and June 30, 2015 (Predecessor) and for the year ended December 31, 2014 (Predecessor), have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2015 consolidated financial statements contains an explanatory paragraph that states that the Company is unlikely to satisfy a financial covenant included in Nextel Brazil’s local bank loans and the existence of cross default provisions included in Nextel Brazil’s equipment financing facility raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of this uncertainty.

The audit report covering the December 31, 2015 consolidated financial statements contains an explanatory paragraph that states that the consolidated financial statements as of and for the six month period ended December 31, 2015 (Successor) have been prepared in accordance with the Accounting Standards Codification Topic 852, Reorganizations. The Company applied fresh-start reporting as of June 30, 2015 and recognized net assets at fair value, resulting in a lack of comparability with the consolidated financial statements of the Predecessor.

The consolidated financial statements of NII Holdings, Inc. and subsidiaries (the Company) for the year ended December 31, 2013, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern discussed in Note 1 to the consolidated financial statements appearing under Item 15 of the Company's 2013 Annual Report on Form 10-K, not incorporated herein) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon by Williams Mullen, Richmond, Virginia.

49,035,716 Shares

NII HOLDINGS, INC.
Common Stock

P R O S P E C T U S

May 10, 2016